Exhibit 10.1

This Deed of Termination (“Deed”) is entered into on September 26, 2024 between:

(1)	Metalpha Technology Holding Limited (formerly known as Dragon Victory International Limited), an exempted company limited by shares incorporated in the Cayman Islands, with its principal business address at Suite 6703-04, Central Plaza, 18 Harbour Road, Wan Chai, Hong Kong (the “Company”);

(2)	Natural Selection Capital Holdings Limited, an exempted company limited by shares incorporated in the Cayman Islands, with its principal business address at Sea Meadow House, P.O. Box 116, Road Town, Tortola, British Virgin Islands (the “Consultant”);

(each a “Party” and collectively the “Parties”).

Whereas,

(A)	The Parties and a third party entered into the Consulting and Warrant Issuance Agreement dated 6 August 2021 (the “Original Agreement”).

(B)	Pursuant to Section 2 of the Original Agreement, the Company has granted four warrants to the Consultant to purchase an aggregate of 14,000,000 ordinary shares of par value US$0.0001 per share of the Company (collectively the “Warrants”).

(C)	The Parties desire to terminate the Warrants in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Termination

The Parties agree to terminate the Warrants as of the date hereof and, as a result of such termination, the Parties hereby acknowledge and agree that their respective rights and obligations under the Warrants are hereby terminated as of the date hereof and that no Party shall have further liability to any other Party under the Warrants.

2.	Consideration

Each party acknowledges and agrees that no consideration of any kind is due from the other Party with respect to the Warrants.

3.	Governing Law and Jurisdiction

3.1	This Deed shall be governed by and construed in accordance with the laws of Hong Kong.

3.2	The courts of Hong Kong are to have non-exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.

4.	Miscellaneous

4.1	Each Party hereby undertakes to each of the other Parties that it will do all such acts and things and execute all such deeds and documents as may be necessary or desirable to carry into effect or to give legal effect to the provisions of this Deed.

4.2	Each Party hereby represents, warrants and undertakes to each of the other Parties that it has the full power and capacity to enter into this Deed and this Deed constitutes binding obligations of it which is enforceable in accordance with their respective terms.

4.3	This Deed may be executed in one or more counterparts, each of which shall be deemed to be an original document, but all such separate counterparts shall constitute only one and the same instrument and is binding on all parties hereto.

[Signature Pages Follow]

IN WITNESS WHEREOF the Parties hereto have caused this Deed of Termination to be executed the day and the year first above written.

Executed as a Deed

Metalpha Technology Holding Limited

By:	/s/ Ni Ming
Name:	Ni Ming
Title:	Chief Operating Officer & Director

Witness Signature:	/s/ Pengyuan Fan
Name:	Pengyuan Fan
Address:	6703, Central Plaza, 18 Harbour Road, Wan Chai, Hong Kong

IN WITNESS WHEREOF the Parties hereto have caused this Deed of Termination to be executed the day and the year first above written.

Executed as a Deed

Natural Selection Capital Holdings Limited

By:	/s/ Wang Bingzhong
Name:	Wang Bingzhong
Title:	Sole Director

Witness Signature:	/s/ Ming Ni
Name:	Ming Ni
Address:	6703, Central Plaza, 18 Harbour Road, Wan Chai, Hong Kong